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                                                                     EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Southside Bancshares Corp.:

         We consent to incorporation by reference in the Registration Statements on Form S-8 (No. 33-78454 and No. 333-00579) of Southside Bancshares Corp. of our report dated February 25, 1998, relating to the consolidated balance sheets of Southside Bancshares Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Southside Bancshares Corp.

                            /s/ KPMG Peat Marwick LLP

St. Louis, Missouri
March 26, 1998